Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-41329, 333-61625, 333-71329 and 333-67964) and Form S-8 (Nos. 333-36085, 333-55907, 333-48332, 33-97339 and 333-117797) and related Prospectuses of IndyMac Bancorp, Inc. of our reports dated February 21, 2006 with respect to the consolidated financial statements of IndyMac Bancorp, Inc., IndyMac Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IndyMac Bancorp, Inc., in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Los Angeles, California
February 27, 2006